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                                                                   EXHIBIT 10.11

                          LASER VISION CONSULTANTS, LLC
                         400 ESTUDILLO AVENUE, SUITE 208
                              SAN LEANDRO, CA 94577

                                   May 9, 1996




Robert Griffin, M.D., President
Vista Laser Centers of the Pacific, Inc.
651 Fulton Ave.
Sacramento, CA 95825

Re: Letter of Intent

Dear Dr. Griffin,

         This letter, when executed by all parties, will constitute a binding letter of intent and an agreement in principle for the acquisition of substantially all of the assets of Laser Vision Consultants, LLC, a California limited liability company ("Laser Vision"), excluding accounts receivables and cash on hand, by Vista Laser Centers of the Pacific, Inc, a Nevada corporation ("VLC-PAC").

         The purpose of this letter is to set forth the principal terms and conditions of our agreement with respect to the acquisition. Notwithstanding anything to the contrary set forth in this letter, this acquisition is conditioned upon the completion by VLC-Pac of an initial public offering of its shares at least 30 days prior to December 31, 1996.

         Acquisition. VLC-PAC shall acquire substantially all of the assets of Laser Vision, excluding cash and accounts receivables (ie "Acquired Assets"), for a purchase price of $607,105.00; this amount includes: (i) $100,000 paid in capital by its members; (ii) market value of Laser effective May 1 of $482,105; and (iii) purchase of exam and office equipment for $25,000. Such amount shall be paid in one lump sum cash payment at the closing which shall take place no later than 30 days after completion of the initial public offering of shares by VLC-PAC (the "IPO"). Out of these proceeds Laser Vision will pay off all liabilities encumbering the acquired assets. In the event that such closing does not take place by December 31, 1996 and unless the parties agree otherwise in writing, this agreement shall end and, other than an expressly set forth herein, the parties shall have no further obligations hereunder.

         The parties acknowledge and agree that more definitive agreements need to be prepared setting forth with greater specificity all of the terms, covenants, representations and conditions of our agreement with respect to the acquisition. These agreements include, without limitation, an acquisition agreement. The parties agree to complete these agreements in an expeditious manner following the closing of the IPO so that the closing can take place no later than 30 days after the closing of the IPO.
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                                                Robert Griffin, M.D., President
                                                                    May 9, 1996
                                                                         Page 2



         LEASE. Effective June 1,1996, and until the purchase of the Acquired Assets, or in the event that the Acquired Assets are not purchased by December 31, 1996, for so long as the parties agree, VLC-PAC shall lease Summit Excimer Laser owned and operated by Laser Vision and located at 15035 E. 14th Street, San Leandro, California (the "Center"), in accordance with the terms hereof which are further in a definitive lease (the "Lease"). Monthly lease payments for Summit Excimer Laser will be $11,015.43 beginning 6/1/96 and continuing until the acquisition of Laser Vision is completed. VLC-PAC shall further sublease the premises at which the Center is located, on a triple net basis, and pursuant to a sublease agreed upon by the parties, for a rental of $650.00 per month, plus certain costs required to be paid by Laser Vision under the master lease between Laser Vision and the San Leandro Surgery Center, plus $25.00 per hour for the use of a technician provided by the San Leandro Surgery Center in accordance with the master lease.

         ADVERTISING AND LEADS. VLC-PAC shall be responsible for all advertising for services to be provided by the Center on and after June 1, 1996 and so long as this letter or the lease is in effect. All leads generated from patients residing or working in Alameda, Contra Costa, and Stanislaus Counties and within a 20 mile radius of the City of Sonora, California (the "Laser Vision Area"), resulting from the advertising provided hereunder will be forwarded to Laser Vision on an exclusive basis. This provision will survive the termination of this letter agreement and the Lease.

         INDEMNITY. Laser Vision agrees to indemnify, protect, defend and hold VLC-PAC harmless from all claims, expenses, costs and liabilities, including without limitation attorney fees, arising from any of Laser Vision's activities prior to the leasing of the Center to VLC-PAC. VLC-PAC agrees to indemnify, protect, defend and hold Laser Vision and its members harmless from all claims, expenses, costs and liabilities, including without limitation attorney fees, arising from any of the Center's activities following the leasing of the Center to VLC-PAC.

         ACCESS AND CONFIDENTIAL INFORMATION. Each party to the acquisition will have the right to inspect all of the books and records of the other party prior to the completion of the acquisition. Each party to this agreement agrees to keep all of the proprietary information provided to that party by the other party hereto confidential and further agrees to not use for its own or any other person's benefit or disclose such information to third parties without the consent of the party supplying the information, unless such party is legally required to disclose such information. Unless otherwise agreed upon by the parties, each of the parties agrees to maintain the confidentiality of the terms of the transactions contemplated by this agreement.

         TERMINATION AND NEGOTIATIONS WITH OTHERS. This agreement will terminate upon the earlier to occur of (a) mutual agreement, (b) upon notice by a party of the breach by the other party of any obligation set forth in this agreement or
(c) if the acquisition is not closed by December 31, 1996, unless the parties agree to extend such date. During the period this agreement is in effect, Laser Vision will not negotiate with any other party to sell the assets associated with the Center and VLC-PAC shall not negotiate with any other party to acquire by lease or otherwise, an excimer laser in the Laser Vision Area.
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                                                Robert Griffin, M.D., President
                                                                    May 9, 1996
                                                                         Page 3



         COMPLETE AGREEMENT. This letter is the complete agreement as of the date hereof among the parties with respect to the subject matter of this agreement and supersedes all prior discussions.

         Please indicate your agreement with the foregoing by signing this letter agreement below and returning a signed copy of this letter to me by ___________________, 1996. Once this letter is signed by all parties, it will be deemed to be in effect and will bind all parties. Also once this agreement is executed, the parties will enter into a definitive Lease and sublease incorporating the relevant provisions hereof.

         We look forward to hearing from you.


Very truly yours,

LASER VISION CONSULTANTS, LLC


By:_____________________________________    By:________________________________
   Stephen G. Turner, M.D., Manager            Mark R. Mandel, M.D., Manager



AGREED AND ACCEPTED

VISTA LASER CENTERS OF THE PACIFIC, INC.


By:_____________________________________
   J. Robert Griffin, M.D., Chairman
   and Chief Executive Officer